Exhibit 99.1

Verigy US Inc.
10100 N. Tantau
Cupertino, CA 95014-2540

408 864 2900 telephone
www.verigy.com

October 1, 2007

Bob Nikl

c/o Verigy US Inc.

Dear Bob,

This is to confirm our understanding of the modification of your terms of employment as it relates to your temporary living expenses.

Per your employment offer and agreement dated May 25, 2006, Verigy agreed to reimburse you to assist with for reasonable relocation costs up to $100,000 if you should decide to relocate to a home nearer Verigy’s Cupertino offices.

Per our discussions, you have decided that, rather than relocating, you wish to lease temporary living accommodations in the vicinity of the Cupertino Verigy office. We have proposed that we modify your employment arrangement to replace the relocation assistance arrangement with a monthly cash allowance to defray, at least in part, the cost of your temporary living accommodations.

Under this new arrangement, your monthly income will be increased by $6,075(1) on a pre-tax basis, which will equate to a living allowance of approximately $3,295 per month after taxes. This change will take effect October 1, 2007 and continue until the earlier of: (i) 30 months from commencement; (ii) such date as you no longer lease an apartment near Verigy’s Cupertino office(2); or (iii) the date of your termination of employment with Verigy for any reason. Please note that you will be responsible for your actual temporary living expenses, which both we and you recognize may be higher or lower than the allowance provided by Verigy.

Please note your acceptance of replacing the agreement to provide relocation assistance with a temporary living allowance as described above by countersigning a copy of this letter and returning it to me.

Regards,	Agreed & Accepted:

/s/ Kristen Robinson	/s/ Bob Nikl

Kristen Robinson	Bob Nikl
VP Human Resources
Date: October 1, 2007

(1) The pre-tax amount was calculated using an estimated incremental effective tax rate of 45.75%.  This percentage is consistent with rates used for similar types of transactions with company officers.

(2) In the event that you stop leasing an apartment and then again lease an apartment, the housing allowance payments may be resumed, subject to the overall limit of 30 months of allowance.